Exhibit 12           Computation of ratio of earnings to fixed charges
                               Twelve Months        Twelve Months       Twelve Months      Nine Months      Year          Six Months
                               Ended                Ended               Ended              Ended            Ended          Ended
                               December 31,         March 31            March 31           December 31      December 31    June 30,
                               1996 (a)             1997 (a)            1998 (a)           1998             1999           2000
------------------------------------------------------------------------------------------------------------------------------------
Earnings
Net Income                      316,464             322,409             362,240            (196,074)        269,752        233,405
Income Tax                      209,257             211,333             232,653            (159,500)        136,362        137,997
Interest on Long-Term Debt      384,198             372,108             351,261             117,388         109,053         65,811
Other Interest Charges           67,130              66,818              57,805              22,800          29,602         21,899
Portion of Rentals Representing
Interest                          4,758               3,390               3,309               9,641          23,433         21,566
Adjustment Related to Equity
Investments                     (24)                 (22)                  (5)               (1,623)         (5,979)          (121)

------------------------------------------------------------------------------------------------------------------------------------
Earnings Available to Cover
Fixed Charges                   981,783             976,036           1,007,263            (207,368)        562,223        480,557
------------------------------------------------------------------------------------------------------------------------------------
Fixed Charges
Interest on Long-Term Debt      384,198             372,108             351,261             125,198         120,913         72,504
Other Interest Charges           67,130              66,818              57,805              22,800          29,602         21,899
Portion of Rentals Representing
Interest                          4,758              3,390                3,309               9,641          23,433         21,566

------------------------------------------------------------------------------------------------------------------------------------
Total Fixed Charges             456,086             442,316             412,375             157,639         173,948        115,969
====================================================================================================================================

Ratio of Earnings to Fixed Charges
                               2.15                  2.21               2.44               (b)               3.23           4.14
====================================================================================================================================

---------------------

               (a) Represents Computation of ratio of earnings to fixed charges for our predecessor, Long Island Lighting Company.

               (b) For the nine months ended December 31, 1998, earnings were insufficient to cover fixed charges by $365.0 million. During the nine months ended December 31, 1998, we incurred the following special charges (after tax): charges associated with the transaction with the Long Island Power Authority of $107.9 million; charges associated with the combination of Long Island Lighting Company's gas and electric services businesses with KeySpan Energy Corporation of $83.5 million; an impairment charge of $54.1 million to write-down the value of proved gas reserves; and a charge of $13.0 million to establish a not-for-profit philanthropic foundation.


                                      II-8